                                                                     EXHIBIT 5.2

                                October 28, 1997

Randall's Food Markets, Inc.
3663 Briarpark
Houston, Texas 77042

Ladies and Gentlemen:


    We have acted as Texas counsel for Randall's Food Markets, Inc., a Texas corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance by the Company of $150,000,000 aggregate principal amount of its 9 3/8% Series B Senior Subordinated Notes due 2007 (the "Exchange Notes"). The Exchange Notes are to be offered by the Company in exchange (the "Exchange") for $150,000,000 aggregate principal amount of the Company's outstanding 9 3/8% Senior Subordinated Notes due 2007 (the "Notes"). The Notes have been, and the Exchange Notes will be, issued under an Indenture dated as of June 27, 1997 between the Company and Marine Midland Bank, as Trustee (the"Trustee"), as amended by the First Supplemental Indenture dated as of September 8, 1997 (the "Indenture").


    We have examined the Registration Statement and the Indenture which has been filed with the Commission as an Exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

    In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

    Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Indenture has been duly authorized and validly executed and delivered by the Company.

    We are members of the Bar of the State of Texas and we do not express any opinion herein concerning any law other than the law of the State of Texas.

    We hereby consent to the use of this opinion as an Exhibit to the Registration Statement, to the reliance upon this opinion by Simpson Thacher & Bartlett with respect to matters relating to the law of the State of Texas, for the purposes of their opinion filed as Exhibit 5.1 to the Registration Statement, and to the reference to our Firm under the caption "Legal Matters" in the Prospectus included therein.

                                          Very truly yours,

                                          /s/ Vinson & Elkins L.L.P.
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                                          VINSON & ELKINS L.L.P.